Exhibit 99.1

GTC Biotherapeutics, Inc. agrees to be taken private for $.30 per share

Framingham, MA November 8, 2010 - GTC Biotherapeutics, Inc. (“gtc” otcbb: GTCB.OB) announced today that it had entered into a Stock Purchase and Merger Agreement with LFB Biotechnologies, S.A.S., Les Ulis, France (“LFB”), pursuant to which LFB has agreed to take GTC private for $.30 per share. The opening and closing prices of GTC Common Stock on Friday, November 5, 2010 on the over the count markets were both $.28 per share.

The agreement provides for the sale of approximately 61,100,000 shares of GTC Common Stock to LFB in a private placement for $0.30 per share, for an aggregate purchase price of approximately $18.3 million. Following completion of the private placement and the conversion of convertible preferred stock of GTC owned by LFB, LFB will own at least 90% of GTC’s outstanding Common Stock. Following the private placement, LFB has agreed to effect a short-form merger in accordance with Massachusetts law cashing out all minority shareholders for $0.30 per share, for an aggregate purchase price of approximately $2.7 million.

A special committee of independent directors of the GTC Board of Directors formed to consider the proposed transaction has unanimously determined that transaction is advisable and in the best interest of the Company and its shareholders, and recommended that the full GTC Board of Directors approve this transaction.

Important Additional Information and Where to Find It

In connection with the transactions, GTC and LFB will file a Schedule 13E-3 with the Securities and Exchange Commission (the “SEC”). Investors and security holders of GTC are urged to read the Schedule 13E-3 when it becomes available because it will contain important information about GTC, LFB and the proposed transaction. The Schedule 13E-3 (when it becomes available), and any and all documents filed by GTC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by GTC on the GTC web site, http://www.gtc-bio.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements related to a proposed going private transaction. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K, as updated or supplemented from time to time by those risks and uncertainties included in its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with conducting clinical studies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and through additional financing arrangements. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.